EXHIBIT 3.1

DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity # E0449962006-5 Document Number: 20060383919-41 Date Filed: 6/15/2006 4:18:54 PM IN THE OFFICE OF "Dean Heller" Dean Heller Secretary of State

Articles of Incorporation (PURSUANT TO NRS 78)

Important: Read attached instructions before completing	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation	IMVISION THERAPEUTICS INC.

2. Resident Agent Name
and Street Address:	CSC SERVICES OF NEVADA, INC.
(Must be a Nevada address	Name
where process may be served)
	502 E. JOHN STREET	CARSON CITY	Nevada	89706
	Street Address	City	State	Zip Code

	Optional Mailing Address	City	State	Zip Code

3. Shares:	Number of shares		Number of shares
(No of shares corporation	with par value:	Par value:	without par value:
authorized to issue)
	105,000,000	$.001	N/A

4. Names &	MARTIN STEINER
Addresses,	1. Name
of Board of
Directors/Trustees:	FEODOR-LYNEN STRASSE 5	HANNOVER	GERMANY	30625
(attach additional page	Street Address	City	State	Zip Code
there is more than 3
directors/trustees
	HORST ROSE
	2. Name

	FEODOR-LYNEN STRASSE 5	HANNOVER	GERMANY	30625
	Street Address	City	State	Zip Code

	SVEN ROHMANN
	3. Name

	FEODOR-LYNEN STRASSE 5	HANNOVER	GERMANY	30625
	Street Address	City	State	Zip Code

5. Purpose	The purpose of this corporation shall be:
(Optional-See Instructions)

6. Names, Addresses	MARTIN STEINER	/S/ MARTIN STEINER
and Signature of	Name	Signature
Incorporator.
(attach additiona page	FEODOR-LYNEN STRASSE 5	HANNOVER	GERMANY	30625
there is more than 1	Address	City	State	Zip Code
incorporated)

7. Certificate of	I hereby accept appointment as Resident Agent for the above named corporation.
Acceptance of
Appointment of
Resident Agent:	By: S/ C. WOODGATE	6/15/06
	Authorized Signature of R.A. or On Behalf of R.A. Company	Date

This form must be accompanied by appropriate fees. See attached fee schedule.

IMVISION THERAPEUTICS INC.
(the "Corporation")

ADDITIONAL ARTICLES

SECTION 1. CAPITAL STOCK

The aggregate number of shares that the Corporation will have authority to issue is One Hundred and Five Million (105,000,000), of which One Hundred Million (100,000,000) shares will be common stock, with a par value of $0.001 per share (the "Common Stock"), and Five Million (5,000,000) shares will be preferred stock, with a par value of $0.001 per share (the "Preferred Stock").

The Preferred Stock may be divided into and issued in series. The board of directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The board of directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

(a)      The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)       Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)       The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)       Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)       The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)       Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g)       Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the board of directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the board of directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

SECTION 2. BOARD OF DIRECTORS

The number of the directors constituting the entire board of directors of the Corporation will be not less than one (1) and no more than fifteen (15) directors. The number of directors will be as fixed by the directors from time to time by vote of the majority of the entire board of directors, provided, however, that the number of directors will not be reduced so as to shorten the term of any director at the time in office.

SECTION 3. ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive, and such sections will not apply to the Corporation or to an acquisition of controlling interest in the Corporation.

SECTION 4. COMBINATIONS WITH INTEREST STOCKHOLDERS

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

SECTION 5. INDEMNIFICATION

The Corporation will, from time to time, reimburse or advance to any director or officer the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any civil or criminal action, suit or proceeding for which the Corporation may be required to indemnify the director or officer pursuant to NRS 78.7502, which expenses will be paid as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision of a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation.